Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2021 Fourth Quarter,

Twelve Months Ended September 30, 2021 Financial Results

Stroudsburg, PA. – October 27, 2021 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.9 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal fourth quarter and twelve months ended September 30, 2021.

Net income was $3.9 million, or $0.40 per diluted share, for the three months ended September 30, 2021, up from $3.8 million, or $0.38 per diluted share, for the three months ended September 30, 2020. Net income increased 13.9% to $16.4 million, or $1.65 per diluted share, for the twelve months ended September 30, 2021, compared with $14.4 million, or $1.39 per diluted share, for the twelve months ended September 30, 2020.

Gary S. Olson, President and CEO, commented: “Earnings growth, strong and improving asset quality, and increased shareholder value highlighted the Company’s annual and fourth quarter financial performance. Our earnings per share for the fourth quarter increased 5.3% compared to last year’s quarter and increased 18.7% for the fiscal year compared to last year. The progress made during a time of public health and economic challenges reflects our team’s exceptional dedication and commitment to meeting our communities’ financial and banking needs while maintaining safe, secure and efficient operations.”

“Conditions during the past year have challenged us to enhance our digital customer communication and service capabilities while maintaining the personalized community bank service that has long characterized ESSA. We believe our fiscal 2021 financial performance reflects success in providing superior service and operational strength.”

“Improving asset quality has enabled the Company to reduce its provision for loan losses compared to the prior year. Levels of loans in forbearance due to the Pandemic declined significantly at September 30, 2021 compared with a year earlier.”

“Our participation in the Paycheck Protection Program (PPP) played a critical role in helping hundreds of businesses. While the execution and administration of the program required considerable time and energy, we used the opportunity to enhance relationships with commercial clients. We have had the opportunity to prove the value of ESSA’s electronic cash management services and full-service banking capabilities to help customers effectively manage their finances and maintain their financial health.”

“As PPP winds down and economic and public health recovery continues throughout our served communities, we are working with customers to prepare for more normalized operating conditions and growth opportunities. We have a robust commercial loan pipeline. Commercial real estate and construction lending, which has been active throughout the pandemic period, continues to demonstrate strength. Strong residential mortgage loan originations reflected active homebuying in our served markets.”

“The signs of economic and health recovery throughout our region are encouraging. We remain prudent and vigilant as the nation continues transitioning to more normalized conditions. We are maintaining a strong allowance for loan losses to account for remaining risks and uncertainties, although to-date, strong asset quality has characterized the loan portfolio.”

“We have entered our new fiscal year with confidence that the Company is positioned for growth, prepared to respond to challenges, and will continue to build value for customers and shareholders.”

FISCAL FOURTH QUARTER, TWELVE MONTHS 2021 HIGHLIGHTS

•

Net interest income after provision for loan losses increased to $13.5 million in the quarter ended September 30, 2021, compared with $11.3 million in the same period of 2020, primarily reflecting stable interest income from loans, the positive impact of sharply reduced interest expense and a lower provision for loan losses. For the twelve months ended September 30, 2021, net interest income after provision for loan losses rose to $50.2 million from $44.9 million in the comparable period of 2020.

•

Quarterly interest expense declined to $910,000 from $2.9 million a year earlier, reflecting repriced deposits in a low interest rate environment, reduced higher-cost borrowings, and active balance sheet management. The Company’s cost of interest-bearing liabilities declined to 0.27% in the fiscal fourth quarter of 2021 from 0.77% a year earlier. For the year ended September 30, 2021, interest expense declined to $5.8 million from $15.9 million a year earlier.

•

The net interest margin improved to 3.14% in the fourth quarter of 2021 compared with 2.64% a year earlier, and the net interest rate spread increased to 3.08% compared with 2.48% a year earlier. For the twelve months of 2021, the net interest margin was 2.96% compared with 2.68% for the comparable period of fiscal 2020, and the net interest rate spread increased to 2.86% compared with 2.49% for the twelve months of fiscal 2020. Excluding PPP loans and fees, the net interest margin and spread for the fourth quarter of 2021 were 3.02% and 2.97%, respectively. For the 2021 fiscal year, the net interest margin and spread, excluding PPP loans and fees were 2.89% and 2.81% respectively.

•

Total net loans at September 30, 2021 were $1.34 billion compared with $1.42 billion at September 30, 2020, primarily reflecting commercial real estate growth offset by sales of $67.5 million of residential mortgage loans during the fiscal year, $54.1 million in forgiveness of PPP loans and $25.9 million of continuing run-off of indirect auto loans being phased out.

•	Lending activity was highlighted by 16.0% growth in commercial real estate loans to $591.1 million at September 30, 2021 from $509.6 million at September 30, 2020.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.88% at September 30, 2021. Acknowledging continuing economic risks and uncertainties related to COVID-19 and the Delta variant, the Company maintained strong reserves. The allowance for loan losses to total loans was 1.33% and the allowance for loan losses to nonperforming loans was 113.84%.

•

Total deposits increased to $1.64 billion at September 30, 2021 from $1.54 billion at September 30, 2020, reflecting growth in lower-cost core deposits (demand, savings and money market accounts), which comprised 87.2% of total deposits at September 30, 2021. The increase reflected increases in commercial deposits, including PPP and stimulus funds not deployed, and retail demand deposits.

•	The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 10.05% at September 30, 2021, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $201.8 million at September 30, 2021 compared with $191.4 million at September 30, 2020 and tangible book value per share at September 30, 2021 increased to $17.92, or 10.2% compared to $16.26 at September 30, 2020. In fiscal 2021, total dividends per share increased to $0.47 from $0.44 a year earlier

Fiscal Fourth Quarter, Twelve Months 2021 Income Statement Review

Total interest income was $14.7 million in the fourth quarter of 2021 compared with $15.4 million a year earlier, reflecting a $130.5 million decline in average interest earning assets, partially offset by an increase in the total yield on average interest earning assets from 3.25% to 3.35%. Interest income attributable to PPP loan fees amounted to $761,000 for the 2021 quarter compared with $285,000 for the 2020 quarter.

Total interest income was $58.7 million for the twelve months ended September 30, 2021 compared with $64.1 million for the twelve months ended September 30, 2020 reflecting a decrease in the total yield on average interest earning assets from 3.57% for the twelve months ended September 30, 2020 to 3.28% for the twelve months ended September 30, 2021. A decrease of $8.8 million in average interest earning assets also contributed to the decline in interest income. Interest income attributable to PPP loan fees was $2.6 million for the 2021 period compared with $475,000 for the 2020 period.

Interest expense was $910,000 for the quarter ended September 30, 2021, sharply lower compared with $2.9 million for the same period in 2020. The cost of interest-bearing liabilities declined to 0.27% in the fourth quarter of 2021 from 0.77% a year earlier. The decline was attributable to lower deposit costs and the elimination of higher-cost borrowings. Average interest-bearing liabilities declined by $164.8 million in the fourth quarter of 2021 compared with the fourth quarter of 2020.

For the twelve months of 2021, interest expense declined to $5.8 million compared to $15.9 million for the same period in 2020. The cost of interest-bearing liabilities declined to 0.42% from 1.08% for the twelve months of 2020 for the same reasons noted above. Average interest-bearing liabilities declined by $74.1 million when comparing the year-to-date 2021 period to the same period in 2020.

Net interest income for the three months ended September 30, 2021 was $13.8 million compared with $12.4 million for the three months ended September 30, 2020. The net interest margin for three months ended September 30, 2021 was 3.14% compared with 2.64% for the comparable period of fiscal 2020. The net interest rate spread improved to 3.08% in the fourth quarter of 2021, compared with 2.48% in the fourth quarter of 2020.

For the twelve months of 2021, net interest income was $52.9 million compared with $48.2 million for the twelve months of 2020. The net interest margin for the twelve months of 2021 was 2.96% compared with 2.68% for the comparable period of fiscal 2020. The interest rate spread was 2.86% for the twelve months of 2021 compared with 2.49% for the twelve months of fiscal 2020.

Net interest income after provision for loan losses in the three months of fiscal 2021 reflected a lower provision for loan losses, primarily due to improving credit quality and a net charge-off/(recovery) of ($132,000) for the quarter. The net charge-off/(recovery) for fiscal 2021 was ($25,000.) The Company’s provision for loan losses was $300,000 for the three months ended September 30, 2021, compared with $1.1 million for the three months ended September 30, 2020. The Company’s provision for loan losses was $2.7 million for the twelve months ended September 30, 2021, compared with $3.3 million for the twelve months ended September 30, 2020.

Noninterest income was $2.6 million for the three months ended September 30, 2021, compared with $5.2 million for the three months ended September 30, 2020, primarily due to a fourth quarter 2020 deleveraging strategy which added $2.5 million to noninterest income. Decreases in the gain on sale of residential mortgages to the secondary market and commercial loan swap fees also contributed to the decline.

Noninterest income was $11.5 million for the twelve months ended September 30, 2021, compared with $13.3 million for the twelve months ended September 30, 2020. Net of the deleverage strategy gain taken in 2020, noninterest income in the twelve months ended September 30, 2021 increased $738,000, which included increases of $707,000 in gains on sales of residential mortgages, $167,000 in deposit related fees and $476,000 in loan related fees compared to the same period in 2020. Partially offsetting these increases loan swap fees were $652,000 for the twelve months ended September 30, 2021, compared to $1.3 million for the twelve months ended September 30, 2020.

Noninterest expense was $11.2 million for the three months ended September 30, 2021 compared with $11.9 million for the comparable period a year earlier. Excluding the prepayment penalty of $2.5 million taken in 2020 as part of a deleverage strategy, noninterest expense increased $1.8 million in 2021 compared to 2020.

In fiscal 2021, noninterest expense was $41.8 million compared with $40.6 million in fiscal 2020. Excluding prepayment penalties, noninterest expense increased $3.5 million in 2021 compared to 2020 primarily reflecting increases in compensation and employee benefits expenses and other operating expenses. In both the quarterly and year to date periods of 2021, increased compensation and employee benefits included performance-based commissions paid to residential mortgage team members, reflecting strong mortgage origination activity.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.86 billion at September 30, 2021 compared with $1.89 billion at September 30, 2020, primarily due to decreases in loans receivable, regulatory stock and bank-owned life insurance offset in part by increased investment securities available for sale and investment securities held to maturity. The Company built the majority of its cash position in the fiscal second quarter of 2020 and has maintained that position through the fourth quarter of fiscal 2021 as managed declines in borrowed funds were more than offset by increases in deposits. At September 30, 2021, cash and cash equivalents were $158.9 million.

Total net loans were $1.34 billion at September 30, 2021 compared with $1.42 billion at September 30, 2020. Residential real estate loans were $580.3 million at September 30, 2021 compared to $610.2 million at September 30, 2020. The Company sold $67.5 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the twelve months ended September 30, 2021, recording gains on the sale of these loans in noninterest income. Indirect auto loans declined by $25.9 million during the twelve months ended September 30, 2021, reflecting expected runoff of the portfolio as the Company exits the indirect auto lending business.

Commercial real estate loans were $591.1 million at September 30, 2021 compared with $509.6 million at September 30, 2020. Commercial loans were $63.5 million, compared with $139.6 million at September 30, 2020. The decline included a net decrease of $54.1 million in PPP loans during fiscal 2021.

Loans remaining in forbearance at September 30, 2021 included $30.6 million in commercial real estate, $374,000 in commercial and $140,000 in mortgage. In total, these loans represent 2.3% of total outstanding loans at September 30, 2021 compared to 4.5% at September 30, 2020 and 12.4% at June 30, 2020.

Total deposits were $1.64 billion at September 30, 2021, up 6.0% compared with $1.54 billion at September 30, 2020. Core deposits (demand, savings and money market accounts) were $1.43 billion, or 87.2% of total deposits, at September 30, 2021. Noninterest bearing demand accounts were $257.7 million, up 6.2% from September 30, 2020, interest bearing demand accounts rose 100.6% to $551.2 million from September 30, 2020 levels, and money market accounts were $428.3 million, up $26.4 million or 6.6% from September 30, 2020. Total borrowings decreased to zero at September 30, 2021 from $125.9 million at September 30, 2020 as the Company shifted its wholesale funding to lower costing brokered deposits.

Nonperforming assets were $16.3 million, or 0.88% of total assets, at September 30, 2021, compared with $21.9 million, or 1.20% of total assets at June 30, 2021, and $20.6 million, or 1.09% of total assets, at September 30, 2020. Two commercial real estate loans account for just over 50% of the nonperforming assets at September 30, 2021. Management is confident that these loans are adequately collateralized.

For the three months ended September 30, 2021, the Company’s return on average assets and return on average equity were 0.85% and 7.75%, compared with 0.76% and 7.77%, respectively, in the comparable period of fiscal 2020. For the twelve months ended September 30, 2021, the Company’s return on average assets and return on average equity were 0.87% and 8.28%, compared with 0.76% and 7.43%, respectively, for the comparable period of fiscal 2020.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 10.05% at September 30, 2021, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $10.4 million to $201.8 million at September 30, 2021, from $191.4 million at September 30, 2020, primarily reflecting net income growth and an increase in comprehensive income, offset in part by dividends paid to shareholders and an increase in treasury stock. Tangible book value per share at September 30, 2021 was $17.92 compared to $16.26 at September 30, 2020.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 21 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30,	September 30,
	2021	2020
	(dollars in thousands)
ASSETS
Cash and due from banks	$146,841	$101,447
Interest-bearing deposits with other institutions	12,105	54,470

Total cash and cash equivalents	158,946	155,917
Investment securities available for sale, at fair value	240,581	212,484
Investment securities held to maturity, at amortized cost	21,483	—
Loans receivable (net of allowance for loan losses of $18,113 and $15,400)	1,340,853	1,417,974
Loans, held for sale	381	208
Regulatory stock, at cost	4,651	7,344
Premises and equipment, net	13,605	14,230
Bank-owned life insurance	37,481	40,546
Foreclosed real estate	461	269
Intangible assets, net	520	791
Goodwill	13,801	13,801
Deferred income taxes	4,613	5,993
Other assets	24,060	23,958

TOTAL ASSETS	$1,861,436	$1,893,515

LIABILITIES
Deposits	$1,636,115	$1,543,696
Short-term borrowings	—	111,713
Other borrowings	—	14,164
Advances by borrowers for taxes and insurance	4,949	7,858
Other liabilities	18,550	24,687

TOTAL LIABILITIES	1,659,614	1,702,118

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,659	181,487
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(6,915)	(7,350)
Retained earnings	124,342	112,612
Treasury stock, at cost	(98,127)	(91,477)
Accumulated other comprehensive income (loss)	682	(4,056)

TOTAL STOCKHOLDERS’ EQUITY	201,822	191,397

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,861,436	$1,893,515

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$13,651	$13,710	$54,459	$55,668
Investment securities:
Taxable	911	1,411	3,684	7,081
Exempt from federal income tax	35	40	156	181
Other investment income	112	201	388	1,142

Total interest income	14,709	15,362	58,687	64,072

INTEREST EXPENSE
Deposits	910	1,756	5,522	10,528
Short-term borrowings	—	672	209	2,254
Other borrowings	—	485	62	3,083

Total interest expense	910	2,913	5,793	15,865

NET INTEREST INCOME	13,799	12,449	52,894	48,207
Provision for loan losses	300	1,100	2,700	3,275

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,499	11,349	50,194	44,932

NONINTEREST INCOME
Service fees on deposit accounts	783	758	3,088	2,921
Services charges and fees on loans	498	404	1,865	1,389
Loan swap fees	30	94	652	1,294
Unrealized gains (losses) on equity securities	—	(5)	15	(8)
Trust and investment fees	456	335	1,530	1,380
Gain on sale of investments, net	1	2,546	460	2,927
Gain on sale of loans, net	437	676	2,174	1,467
Earnings on bank-owned life insurance	129	235	854	944
Insurance commissions	151	188	643	829
Other	65	10	212	112

Total noninterest income	2,550	5,241	11,493	13,255

NONINTEREST EXPENSE
Compensation and employee benefits	6,820	5,909	25,903	23,938
Occupancy and equipment	1,155	1,106	4,412	4,275
Professional fees	544	477	2,127	1,926
Data processing	1,046	958	4,436	4,173
Advertising	165	133	636	481
Federal Deposit Insurance Corporation (“FDIC”) premiums	250	228	1,084	720
(Gain) loss on foreclosed real estate	(53)	(130)	(692)	(69)
Amortization of intangible assets	67	68	271	276
Prepayment penalty on FHLB Advances	—	2,504	254	2,504
Other	1,165	618	3,359	2,364

Total noninterest expense	11,159	11,871	41,790	40,588

Income before income taxes	4,890	4,719	19,897	17,599
Income taxes	967	897	3,473	3,183

NET INCOME	$3,923	$3,822	$16,424	$14,416

Earnings per share:
Basic	$0.40	$0.38	$1.65	$1.39
Diluted	$0.40	$0.38	$1.65	$1.39
Dividends per share	$0.12	$0.11	$0.47	$0.44

	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,831,798	$1,969,616	$1,885,708	$1,897,667
Total interest-earning assets	1,743,440	1,873,972	1,788,361	1,797,198
Total interest-bearing liabilities	1,328,624	1,493,389	1,392,587	1,466,640
Total stockholders’ equity	200,893	195,290	198,275	194,103
PER COMMON SHARE DATA:
Average shares outstanding—basic	9,737,685	10,159,246	9,945,528	10,347,483
Average shares outstanding—diluted	9,738,696	10,159,246	9,947,504	10,347,483
Book value shares	10,461,443	10,876,869	10,461,443	10,876,869
Net interest rate spread:	3.08%	2.48%	2.86%	2.49%
Net interest margin:	3.14%	2.64%	2.96%	2.68%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531